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EXHIBIT NO. 4.1


                       AMENDMENT NO.1 TO RIGHTS AGREEMENT

                  THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "AMENDMENT"), dated as of August 30, 2001, is between HAGGAR CORP., a Nevada corporation (the "COMPANY"), and MELLON INVESTOR SERVICES, LLC., as successor rights agent to Chemical Shareholder Services Group, Inc. (the "RIGHTS AGENT").

                                   WITNESSETH

                  WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of December 1, 1992 (the "RIGHTS AGREEMENT"); and

                  WHEREAS, Section 27 of the Rights Agreement permits the amendment of the Rights Agreement by the Company prior to the Distribution Date (as such term is defined in the Rights Agreement); and

                  WHEREAS, the Distribution Date has not occurred; and

                  WHEREAS, pursuant to a resolution duly adopted on August 30, 2001, the Board of Directors of the Company has adopted and authorized the amendment of the Rights Agreement to (i) reduce to 15% the percentage of the outstanding stock of the Company required to be beneficially owned by a person in order for such person to become an "Acquiring Person" under the Rights Agreement and (ii) delete all references to the term "Continuing Director" in the Rights Agreement and vest all decision-making powers in the Board of Directors of the Company; and

                  WHEREAS, the Board of Directors of the Company has resolved and determined that such amendment is desirable and consistent with, and for the purpose of fulfilling, the objectives of the Board of Directors in connection with the original adoption of the Rights Agreement;

                  NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

                  Section 1. AMENDMENT OF SECTION 1(a) OF THE RIGHTS AGREEMENT.
Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

                  (a) "ACQUIRING PERSON" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding, excluding all Family Shares from shares beneficially owned, but

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         shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person holding shares of Common Stock of the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" (i) solely as the result of an acquisition of shares of Common Stock by the Company that, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock of the Company then outstanding, (ii) solely as the result of an acquisition of shares of Common Stock pursuant to a Complying Offer, unless and until such time as (x) such Person shall purchase or otherwise become (as a result of actions taken by such Person or its Affiliates or Associates) the Beneficial Owner of additional shares of Common Stock constituting one percent (1%) or more of the then outstanding shares of Common Stock other than pursuant to a Complying Offer, or (y) any other Person who is the Beneficial Owner of one percent (1%) or more of the then outstanding shares of Common Stock shall thereafter become an Affiliate or Associate of such Person, or (iii) if, as of August 30, 2001, such Person shall be the Beneficial Owner of 15% or more of the shares of Common Stock of the Company then outstanding, unless and until such time as such Person shall become the Beneficial Owner of one or more additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding shares of Common Stock in shares of Common Stock or pursuant to a split or subdivision of the outstanding shares of Common Stock), unless, upon becoming the Beneficial Owner of such additional share or shares of Common Stock, such Person is not then the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding.

                  Section 2. AMENDMENT OF SECTION 1(l) OF THE RIGHTS AGREEMENT. Paragraph (l) of Section 1 is hereby amended by deleting the reference therein to "Continuing Directors" and replacing such reference with "members of the Board".

                  Section 3. AMENDMENT OF SECTION 1(m) OF THE RIGHTS AGREEMENT.
Section 1(m) of the Rights Agreement is hereby amended to read in its entirety as follows:

                  (m)      [Intentionally omitted.]

                  Section 4. AMENDMENT OF SECTION 3(a) OF THE RIGHTS AGREEMENT. Paragraph (a) of Section 3 of the Rights Agreement is hereby amended by deleting the reference therein to "20%" and replacing such reference with "15%".

                  Section 5. AMENDMENT OF SECTION 3(d) OF THE RIGHTS AGREEMENT. Paragraph (d) of Section 3 of the Rights Agreement is hereby amended by deleting the reference therein to "Continuing Directors" and replacing such reference with "Board".

                  Section 6. AMENDMENT OF SECTION 11(f) OF THE RIGHTS AGREEMENT.
Section 11(f) of the Rights Agreement is hereby amended to read in its entirety as follows:

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                  (f) If as a result of an adjustment made pursuant to Section
         11(a)(ii) or Section 13(a) hereof, the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock other than Preferred Stock, thereafter the number of such other shares so receivable upon exercise of any Right and the Purchase Price thereof shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Stock contained in Sections 11(a), (b), (c),
         (e), (g), (h), (i), (j) and (k), and the provisions of Sections 7, 9, 10, 13 and 14 hereof with respect to the Preferred Stock shall apply on like terms to any such other shares.

                  Section 7. AMENDMENT OF SECTION 23(a) OF THE RIGHTS AGREEMENT.
Section 23(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

                  (a) The Board may, at its option, at any time prior to the earlier of (i) the Close of Business on the Distribution Date following the Stock Acquisition Date or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The redemption of the Rights by the Board may be made effective at such time and on such bases and conditions as the Board, in its sole discretion, may establish. Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired. The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the "current market price", as defined in Section 11(d)(i) hereof, of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board.

                  Section 8. AMENDMENT OF SECTION 27 OF THE RIGHTS AGREEMENT.
Section 27 of the Rights Agreement is hereby amended to read in its entirety as follows:

                  Prior to the Distribution Date and subject to the penultimate sentence of this Section 27, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock. From and after the Distribution Date and subject to the penultimate sentence of this Section 27, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period

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         hereunder or (iv) to change or supplement the provisions hereof in any manner that the Company may deem necessary or desirable and that shall not adversely affect the interests of the holder of Rights Certificates (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person); PROVIDED, HOWEVER, that this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at a time when the Rights are not redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Agreement to the contrary, no supplement or amendment shall be made that changes the Redemption Price, the Final Expiration Date, the Purchase Price or the number of one one-hundredths of a share of Preferred Stock for which a Right is exercisable; PROVIDED, HOWEVER, that at any time prior to (i) the existence of an Acquiring Person or
         (ii) the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or any Subsidiary, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, the Board may amend this Agreement to increase the Purchase Price. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock.

                  Section 9. AMENDMENT OF SECTION 29 OF THE RIGHTS AGREEMENT.
Section 29 of the Rights Agreement is hereby amended to read in its entirety as follows:

                  For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the Rules and Regulations under the Exchange Act. The Board shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend this Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) that are done or made by the Board (or, where

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         specifically provided for herein, certain specified members thereof)
         in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board to any liability to the holders of the Rights. The fact that any determination or failure to make a determination hereunder may provide or fail to provide benefits to stockholders, to holders of Rights or to members of the Board shall not in itself be deemed an absence of good faith on the part of the Board. No member of the Board shall be personally liable for any act or omission in the making or not making of any determination under this Agreement.

                  Section 10. RIGHTS AGREEMENT IN FULL FORCE AND EFFECT. Other than as set forth in Sections 1 through 9 of this Amendment, the Rights Agreement shall remain in full force and effect.

                  Section 11. EFFECTIVENESS. This Amendment to the Rights Agreement shall be effective as of the date of this Amendment, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

                  Section 12. CERTIFICATION. The undersigned officer of the Company certifies by execution hereof that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

                  Section 13. MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.







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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed as of the date first above written.



                              HAGGAR CORP.




                              By: /s/ David M. Tehle
                                  ----------------------------------------------
                                  Name:  David M. Tehle
                                  Title:  Executive Vice President - Chief
                                  Financial Officer



                              MELLON INVESTOR SERVICES, LLC., as Rights Agent




                              By: /s/ Tim Reagan
                                  ----------------------------------------------
                                  Name: Tim Reagan
                                  Title: Assistant Vice President










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